Exhibit 99.2

CRYSTAL US HOLDINGS 3 L.L.C.

CRYSTAL US SUB 3 CORP.

OFFER TO EXCHANGE

10% Series A Senior Discount Notes due 2014, which have been registered under the Securities Act of 1933, as amended, for any and all of their outstanding 10% Series A Senior Discount Notes due 2014

and

10½% Series B Senior Discount Notes due 2014, which have been registered under the Securities Act of 1933, as amended, for any and all of their outstanding 10½% Senior Discount Notes due 2014

The Exchange Notes will be fully and unconditionally guaranteed on a senior, unsecured basis by Celanese Corporation, the direct parent of Crystal US Holdings 3 L.L.C.

THE EXCHANGE OFFER WILL EXPIRE AT 5 P.M. NEW YORK CITY TIME, ON                     , 2005, UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION.

                    , 2005

To Brokers, Dealers, Commercial Banks,
  Trust Companies and other Nominees:

As described in the enclosed Prospectus, dated                     , 2005 (the "Prospectus"), and form of Letter of Transmittal (the "Letter of Transmittal"), Crystal US Holdings 3 L.L.C. and Crystal US Sub 3 Corp. (collectively, the "Company") is offering to exchange up to $105,950,000 aggregate principal amount at maturity of the Company's 10% Series A Senior Discount Notes due 2014 and up to $448,500,000 aggregate principal amount at maturity of the Company's 10½% Series B Senior Discount Notes due 2014, respectively, which have been registered under the Securities Act of 1933, as amended (collectively, the "Exchange Notes"), for an equal principal amount at maturity of the Company's outstanding 10% Series A Senior Discount Notes due 2014 and 10½% Series B Senior Discount Notes due 2014, respectively (collectively, the "Outstanding Notes") in a principal amount at maturity of $5,000 or integral multiples of $1,000 in excess thereof upon the terms and subject to the conditions of the enclosed Prospectus and related Letter of Transmittal. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof, upon the terms and subject to the conditions of the enclosed Prospectus. The Exchange Notes are guaranteed on a senior, unsecured basis by Celanese Corporation. The Company will accept for exchange any and all Outstanding Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.

The Company will not pay any fees or commissions to you for soliciting tenders of Outstanding Notes pursuant to the Exchange Offer. The Company will pay all transfer taxes, if any, applicable to the tender of the Outstanding Notes to it or its order, except as otherwise provided in the Prospectus and Letter of Transmittal.

For your information and for forwarding to your clients for whom you hold the Outstanding Notes held of record in your name or in the name of your nominee, enclosed are copies of the following documents:

1.	The Prospectus;

2.	The Letter of Transmittal for your use and for the information of your clients, together with a Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (providing information relating to U.S. federal income tax backup withholding);

3.	A form of Notice of Guaranteed Delivery; and

4.	A printed form of letter, including a Letter of Instructions, which you may use to correspond with your clients for whose accounts you hold Outstanding Notes held of record in your name or in the name of your nominee, with space provided for obtaining such clients' instructions regarding the Exchange Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE TO OBTAIN THEIR INSTRUCTIONS.

Your prompt action is requested. Please note that the Exchange Offer will expire at 5 p.m. New York City time, on                     , 2005 (the "Expiration Date"), unless the Company otherwise extends the Exchange Offer.

To participate in the Exchange Offer, certificates for Outstanding Notes, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, or a timely confirmation of a book-entry transfer of such Outstanding Notes into the account of The Bank of New York (the "Exchange Agent"), at the book-entry transfer facility, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent by the Expiration Date as indicated in the Prospectus and the Letter of Transmittal.

The Company will not pay any fees or commissions to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of the Outstanding Notes pursuant to the Exchange Offer. However, the Company will pay or cause to be paid any transfer taxes, if any, applicable to the tender of the Outstanding Notes to it or its order, except as otherwise provided in the Prospectus and Letter of Transmittal.

If holders of the Outstanding Notes wish to tender, but it is impracticable for them to forward their Outstanding Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus and in the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer procedures should be addressed to The Bank of New York, the exchange agent for the Exchange Offer, at their address and telephone number set forth in the enclosed Prospectus and Letter of Transmittal. Additional copies of the enclosed materials may be obtained from the exchange agent.

Very truly yours,

Crystal US Holdings 3 L.L.C. Crystal US Sub 3 Corp.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS EXPRESSLY CONTAINED THEREIN.